Exhibit 10.10

VINEBROOK HOMES TRUST, INC.

VINEBROOK HOMES OPERATING PARTNERSHIP, L.P.

FORM OF PROFITS INTEREST UNITS AGREEMENT

This PROFITS INTEREST UNITS AGREEMENT (this “Agreement”), is made and entered into as of August 3, 2023 (the “Grant Date”), by and among VineBrook Homes Operating Partnership, L.P., a Delaware limited partnership (the “Partnership”), VineBrook Management Holdings, LLC, a Delaware limited liability company (“Management Holdings”), and [Ryan McGarry / Dana Sprong] (the “Participant”). Capitalized terms used in this Agreement but not otherwise defined herein shall have their respective meanings set forth in the Plan (as defined below) or the Partnership Agreement (as defined below), as applicable.

WHEREAS, VineBrook Homes Trust, Inc., a Maryland corporation (the “Company”), maintains the VineBrook Homes Trust, Inc. 2023 Long Term Incentive Plan (as amended or restated from time to time, the “Plan”);

WHEREAS, the Company and the Partnership wish to carry out the Plan (the terms of which are hereby incorporated by reference and made a part of this Agreement);

WHEREAS, Section 9 of the Plan authorizes the issuance of Profits Interest Units to Participants for the performance of services to or for the benefit of the Partnership in the Participant’s capacity as a Partner or in anticipation of the Participant becoming a Partner or as otherwise determined by the Committee; and

WHEREAS, the Committee has determined that it would be advisable and in the best interest of the Company and its stockholders to issue the Award (as defined below) to the Participant as an inducement to the Participant to provide services to or for the benefit of the Partnership, and as an additional incentive during such service, and has advised the Company thereof.

NOW, THEREFORE, in consideration of the mutual covenants herein contained and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto do hereby agree as follows:

1.    Issuance of Award.

(a)    Award. Pursuant to the Plan, in consideration of the Participant’s agreement to provide services to or for the benefit of the Partnership, the Partnership hereby (a) issues to the Participant an award of 237,944.16 Profits Interest Units (the “Award”) and (b) if not already a Partner, admits the Participant as a Partner of the Partnership on the terms and conditions set forth herein, in the Plan and in the Third Amended and Restated Limited Partnership Agreement of the Partnership (as amended or restated from time to time, the “Partnership Agreement”). The Partnership and the Participant acknowledge and agree that the Award is hereby issued to the Participant for the performance of services to or for the benefit of the Partnership in his or her capacity as a Partner or in anticipation of the Participant becoming a Partner. Upon receipt of the Award, the Participant shall, automatically and without further action on his or her part, be deemed to be a party to, signatory of and bound by the Partnership Agreement. At the request of the Partnership, the Participant shall execute the Partnership Agreement or a joinder or counterpart signature page thereto. The Participant acknowledges that the Partnership may, from time to time, issue or cancel (or otherwise modify) Profits Interest Units in accordance with the terms of the Partnership Agreement. The Award shall have the rights, voting powers, restrictions, limitations as to distributions, qualifications and terms and conditions of redemption and conversion set forth herein and in the Plan and the Partnership Agreement.

(b)    Contribution. Upon the issuance of the Award, the Participant shall simultaneously contribute the Profits Interest Units to Management Holdings in exchange for profits interest units in Management Holdings that track the terms and conditions of the grant set forth herein pursuant to the terms of the Management Holdings Profits Interest Unit Agreement (the “Management Holdings Contribution Agreement”). The Participant shall, by execution hereof, agree to become a party to and to be bound by the Limited Liability Company Agreement of VineBrook Management Holdings, LLC, dated as of August 3, 2023 (as the same may be amended from time to time, the “Management Holdings LLC Agreement”), in each case as and when herein provided, and as a Member thereunder with respect to the Profits Interest Units granted hereby. For the avoidance of doubt, the forfeiture of the Profits Interest Units granted hereunder shall continue to apply to Management Holdings to the same extent as if the Grantee held such Profits Incentive Units directly.

2.    Definitions. For purposes of this Agreement, the following terms shall have the meanings set forth below. All capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Plan and/or the Partnership Agreement, as applicable.

(a)    “Cause” has the meaning set forth in that certain Severance Agreement dated as of the date hereof by and between the Company, the Partnership and certain other parties thereto (the “Severance Agreement”).

(b)    “Change in Control” has the meaning set forth in the Severance Agreement.

(c)    “Disability” has the meaning set forth in the Severance Agreement.

(d)    “Good Reason” has the meaning set forth in the Severance Agreement.

(e)    “Profits Interest Units” means Profits LTIP Units of the Partnership as defined in the Partnership Agreement.

(f)    “Qualifying Termination” has the meaning set forth in the Severance Agreement.

(g)    “Service Provider” means a person who is selected by the Board of Directors to receive a Profits Interest Unit under the Partnership Agreement and who is at the time (i) an officer or other key employee of the Company Group, including a person who has agreed to commence serving in such capacity within 90 days of the Grant Date, (ii) a person who provides services to the Company Group that are equivalent to those typically provided by an employee, or (iii) a Director.

3.    Profits Interest Units Granted Under the Partnership Agreement. The Award is subject to the terms of the Plan and the terms of the Partnership Agreement, including, without limitation, the restrictions on transfer of Partnership Units (including, without limitation, Profits Interest Units) set forth in Article 11 of the Partnership Agreement. Any permitted transferee of the Award shall take such Award subject to the terms of this Agreement, the Partnership Agreement, and the terms of the Plan. Any such permitted transferee must, upon the request of the Partnership, agree to be bound by the Partnership Agreement, this Agreement, and the terms of the Plan, and shall execute the same on request, and must agree to such other waivers, limitations, and restrictions as the Partnership or the Company may reasonably require. Any transfer of the Award which is not made in compliance with the Partnership Agreement, this Agreement or the terms of the Plan shall be null and void and of no effect.

4.    Vesting.

(a)    Time Vesting. Subject to Sections 4(b), 4(c) and 4(d), the Restrictions set forth in Section 5 below will lapse and the Profits Interest Units will vest and become nonforfeitable in accordance with and subject to the time vesting schedule set forth on Exhibit A attached hereto, subject to the Participant’s continued status as a Service Provider through each applicable vesting date.

(b)    Qualifying Termination Due to Death or Disability. In the event that the Participant incurs a Qualifying Termination due to the Participant’s death or Disability, the Profits Interest Units will vest in full and become nonforfeitable upon such Qualifying Termination.

(c)    Qualifying Termination without Cause or for Good Reason Not in Connection with a Change in Control. In the event that the Participant incurs a Qualifying Termination due to a termination by a member of the Company Group other than for Cause or due to a termination by the Participant for Good Reason, in each case prior to a Change in Control, subject to the release requirements set forth in Section 4(e), the Award will vest in full and become nonforfeitable on the 55th day following the date of such Qualifying Termination (such date, the “Nonforfeitable Date”) (and will, following the Participant’s Qualifying Termination, remain outstanding and eligible to vest on such date if the Release (as defined below) has become effective and irrevocable).

(d)    Qualifying Termination without Cause or for Good Reason in Connection with a Change in Control. In the event that a Change in Control occurs and the Participant incurs a Qualifying Termination due to a termination by a member of the Company Group other than for Cause or due to a termination by the Participant for Good Reason upon or within 3 months prior to or 12 months following such Change in Control, subject to the release requirements set forth in Section 4(e), the Profits Interest Units will vest in full and become nonforfeitable on the Nonforfeitable Date (and will, following the Participant’s Qualifying Termination, remain outstanding and eligible to vest on such date if the Release has become effective and irrevocable).

(e)    Release. The vesting of any Profits Interest Units pursuant to Section 4(c) or 4(d) shall in each case be subject to and conditioned upon the Participant’s execution of a separation agreement and general release of claims in as provided for in the Severance Agreement (a “Release”). For the avoidance of doubt, if Participant fails to timely execute and deliver an enforceable Release prior to the Nonforfeitable Date, or revokes such Release, then the Profits Interest Units that would have vested pursuant to Section 4(c) or 4(d), as applicable, will thereupon automatically and without further action be cancelled and forfeited without payment of any consideration therefor, and the Participant shall have no further right or interest in or with respect to such Profits Interest Units.

5.    Effect of Termination of Service; Breach of Restrictive Covenant.

(a)    Termination of Service. In the event of the Participant’s termination of service for any reason other than as described in Sections 4(b), 4(c) or 4(d) above, any and all Profits Interest Units that have not vested as of the date that the Participant’s service terminates (after taking into account any accelerated vesting that occurs in connection with such termination) will thereupon automatically and without further action be cancelled and forfeited without payment of any consideration therefor, and the Participant shall have no further right or interest in or with respect to such Profits Interest Units. In the event of the Participant’s termination of service as described in Sections 4(b), 4(c) or 4(d) above, any and all Profits Interest Units that have not vested as of the Nonforfeitable Date (after taking into account any accelerated vesting that occurs in connection with such termination) will thereupon automatically and without further action be cancelled and forfeited without payment of any consideration therefor, and the Participant shall have no further right or interest in or with respect to such Profits Interest Units.

(b)    Breach of Restrictive Covenant. In the event that the Participant’s breach of any confidentiality, non-competition, non-solicitation, no-hire and/or non-disparagement obligations (including, but not limited to, the Restrictive Covenants set forth in Section 7) with a member of the Company Group, as determined by the Committee in its good faith discretion, any and all Profits Interest Units (whether unvested or vested) will thereupon automatically and without further action be cancelled and forfeited without payment of any consideration therefor, and the Participant shall have no further right or interest in or with respect to such Profits Interest Units. For the avoidance of doubt, any such Profits Interest Units cancelled pursuant to this Section 5(b) shall also be subject to the provisions set forth in Section 8(b)(ii) below.

6.    Execution and Return of Documents and Certificates. At the Company’s or the Partnership’s request, the Participant hereby agrees to promptly execute, deliver and return to the Partnership any and all documents or certificates that the Company or the Partnership deems necessary or desirable to effectuate the cancellation and forfeiture of the unvested Profits Interest Units and the portion of the Award attributable to the unvested Profits Interest Units, or to effectuate the transfer or surrender of such unvested Profits Interest Units and portion of the Award to the Partnership.

7.    Restrictive Covenants. In consideration of the receipt of the Award and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Participant agrees to comply with the following restrictive covenants (collectively, the “Restrictive Covenants”):

(a)    Non-Disclosure and Non-Use of Confidential Information.

(i)    The Participant shall not use or disclose to any Person, either during the Participant’s Service as a Service Provider or thereafter, any Confidential Information (as defined below) of which the Participant is or becomes aware, whether or not such information is developed by the Participant, for any reason or purpose whatsoever, nor shall the Participant make use of any of the Confidential Information for the Participant’s own purposes or for the benefit of any Person except for the Company Group, except (A) to the extent that such disclosure or use is directly related to and required by the Participant’s performance in good faith of duties assigned to the Participant by the Company Group, as determined by the Participant in good faith, (B) to the extent required to do so by a law or legal process, including a court of competent jurisdiction or (C) to the Participant’s legal, financial, tax or accounting advisors. The Participant shall not modify, reverse engineer, decompile, create other works from or disassemble any software programs contained in the Confidential Information of the Company Group unless permitted in writing by the Company Group. The Participant will, at the sole expense of the Company, take all reasonable steps to safeguard Confidential Information and to protect it against disclosure, misuse, espionage, loss and theft.

(ii)    For purposes of this Agreement, “Confidential Information” means confidential or proprietary information that is not generally known to the public and that is used, developed or obtained by any member of the Company Group in connection with its business, including, but not limited to, information, observations and data obtained by the Participant during the Participant’s Service as a Service Provider concerning (A) the business or affairs of the Company Group (or any predecessor thereof) and (B) products, services, fees, costs, pricing structures, analyses, drawings, photographs and reports, computer software (including operating systems, applications and program listings), data bases, accounting and business methods, inventions, devices, new developments, methods and processes (whether patentable or unpatentable and whether or not reduced to practice), customers and clients and customer and client lists, information on current and prospective independent sales agents, software vendors or partners and sponsor banks, all technology and trade secrets, and all similar and related information in whatever form. Notwithstanding the foregoing, “Confidential Information” will not include (x) any information that becomes generally available to the public prior to the date the Participant proposes to disclose or use such information (except where such public disclosure was made by the Participant in violation of this Section 7(a) without authorization), (y) information that at the time of disclosure is already known to the receiving party without any restriction on its disclosure or (z) information that is independently developed by the Participant or any of the Participant’s affiliates or representatives, outside of the scope of services provided by the Participant to the Company Group, without the use of Confidential Information or breach of this Agreement.

(iii)    For the avoidance of doubt, this Section 7(a) does not prohibit or restrict the Participant (or the Participant’s attorney) from responding to any inquiry about this Agreement or its underlying facts and circumstances by the Securities and Exchange Commission, the Financial Industry Regulatory Authority, or any other self-regulatory organization or governmental authority, or prevents Participant from providing truthful testimony in response to a lawfully issued subpoena or court order or making other disclosures that are protected under the whistleblower provisions of federal law or regulation. The Participant understands and acknowledges that the Participant does not need the prior authorization of the Company Group to make any such reports or disclosures and that the Participant is not required to notify the Company Group that the Participant has made such reports or disclosures.

(iv)    Notwithstanding anything in this Section 7(a) or elsewhere in this Agreement to the contrary, the Participant understands that the Participant may, pursuant to the U.S. Defend Trade Secrets Act of 2016 (“DTSA”), without informing the Company Group prior to any such disclosure, disclose Confidential Information (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law or (B) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Additionally, without informing the Company Group prior to any such disclosure, if the Participant files a lawsuit against the Company for retaliation for reporting a suspected violation of law, the Participant may, pursuant to the DTSA, disclose Confidential Information to the Participant’s attorney and use the Confidential Information in the court proceeding or arbitration, provided that the Participant files any document containing the Confidential Information under seal and does not otherwise disclose the Confidential Information, except pursuant to court order. Without prior authorization of the Company, however, the Company does not authorize the Participant to disclose to any third party (including any government official or any attorney the Participant may retain) any communications that are covered by the Company’s attorney-client privilege.

(b)    Intellectual Property Rights.

(i)    The Participant hereby assigns, transfers, and conveys to the Company all of the Participant’s right, title and interest in and to all Work Product (as defined below). The Participant agrees that all Work Product belongs in all instances to the Company. The Participant will promptly disclose such Work Product to the Company and perform all actions reasonably requested by the Company (whether during or after the Participant’s Service as a Service Provider) to establish and confirm the Company’s ownership of such Work Product (including, without limitation, the execution and delivery of assignments, consents, powers of attorney, and other instruments) and to provide reasonable assistance to the Company (whether during or after the Participant’s Service as a Service Provider) in connection with the prosecution of any applications for patents, trademarks, trade names, service marks or reissues thereof or in the prosecution or defense of interferences relating to any Work Product. Participant recognizes and agrees that the Work Product, to the extent copyrightable, constitutes works for hire under the copyright laws of the United States.

(ii)    For purposes of this Agreement, “Work Product” means all inventions, innovations, improvements, technical information, systems, software developments, methods, designs, analyses, drawings, reports, service marks, trademarks, trade names, trade dress, logos and all similar or related information (whether patentable or unpatentable) which relates to the actual business, operations, research and development, or existing or future products or services of the Company Group and which are conceived, developed, or made by the Participant (whether or not during usual business hours and whether or not alone or in conjunction with any other person) during the Participant’s Service as a Service Provider together with all patent applications, letters patent, trademark, trade name, and service mark applications or registrations, copyrights and reissues thereof that may be granted for or upon any of the foregoing. Notwithstanding the foregoing, “Work Product” shall not include the patents and other assets set forth on Exhibit B hereto. The Participant hereby represents and warrants that the patents and other assets owned by the Participant set forth on Exhibit B are not related in any way to the Company Group, except as stated therein.

(c)    Non-Competition.

(i)    During the Participant’s Service as a Service Provider and the Restricted Period (as defined in Section 7(f)), the Participant shall not, and shall cause the Participant’s Affiliates not to, as applicable, own any interest in, manage, control, participate in (whether as an owner, operator, manager, consultant, officer, director, employee, investor, agent, representative, or otherwise), consult with, be employed by, or render services for any referral source, supplier, vendor, or joint venture of the Company Group or the Advisor, or any business or entity that is engaged in a Competitive Business in any state in which the Company is qualified or is required to be qualified to do business or any state in which the Company has otherwise taken reasonable steps to engage in the Business during the two year period immediately prior to the date the Participant terminates its Service as a Service Provider with the Company Group, in each case, as of the date that the Participant terminates its Service as a Service Provider with the Company Group (the “Restricted Area”); provided, that nothing herein shall prevent the Participant from (i) owning, directly or indirectly, solely as an investment, securities of any Person traded on any national securities exchange if the Participant is not a controlling stockholder of, or a member of a group which controls, such Person, and does not, directly or indirectly, own 5% or more of any class of securities of such Person and/or (ii) own equity interests in the Partnership and/or the Company or continue to be involved in the management of or be an employee of the Company or its Affiliates.

(d)    Non-Solicitation. During the Participant’s Service as a Service Provider and the Restricted Period, the Participant will not, and will cause the Participant’s Affiliates not to, directly or indirectly through or in association with any third party, (i) call on, solicit, service, engage with, contract with, or take any action which may interfere with, impair, subvert, disrupt, or alter the relationship, contractual or otherwise, between any member of the Company Group or the Advisor and (A) any current customer, vendor, supplier, distributor, developer, service provider, licensor or licensee, referral party, or other material business relation of such member of the Company Group or the Advisor, or (B) any prospective customer, supplier, distributor, developer, service provider, licensor or licensee, or other material business relation of any member of the Company Group or the Advisor with whom the Participant or any of the Participant’s direct reports has done business or had material contact or engagement during the last 12 months of the Participant’s Service as a Service Provider with the Company Group or the Advisor, (ii) solicit, induce, recruit or encourage any employees of or consultants to the Company Group to terminate their relationship with the Company Group or the Advisor or take away or hire such employees or consultants, (iii) divert or take away the business or patronage (with respect to products or services of the kind or type developed, produced, marketed, furnished or sold by the Company Group or the Advisor) of (A) any of the clients, customers or accounts of the Company Group or the Advisor thereof, or (B) any of the prospective clients, customers or accounts of the Company Group or the Advisor thereof with whom the Participant or any of the Participant’s direct reports has done business or had material contact or engagement during the last 12 months of the Participant’s Service with the Company Group or the Advisor, or (iv) attempt to do any of the foregoing, either for the Participant’s own purposes or for any other third party.

(e)    Non-Disparagement. The Participant shall not make any negative statements or communications about any member of the Company Group or any of their respective direct or indirect equity holders, directors, officers or employees. Notwithstanding the foregoing, nothing in this Agreement is intended to require any person to make any untruthful statement or to violate any law.

(f)    Definitions. For purposes of this Section 7:

(i)    “Business” means the business of buying, selling, owning and operating single-family rental assets, including, but not limited to, identifying and acquiring potential acquisition targets, managing the day-to-day affairs of the properties, renovating the homes, leasing the properties, managing tenant affairs, collecting rents, paying operating expenses, managing maintenance issues, accounting for each property using United States generally accepted accounting principles, and other responsibilities customary for the management of rental properties, and any other line of business that the Company Group or the Advisor is participating in, or has taken substantive steps towards participating in.

(ii)    “Competitive Business” shall mean any business that engages in, sells or provides any products or services which are the same or similar to or otherwise competitive with the Business.

(iii)    “Restricted Period” means the period during the Participant’s Service as a Service Provider and ending on the date that is the one year after the date that the Participant terminates its Service as a Service Provider with the Company Group; provided, that if Participant breaches his or her fiduciary duty to the Company or Company Group or Participant has unlawfully taken, physically or electronically, property belonging to the Company or Company Group, the Restricted Period may be extended to but shall not exceed two (2) years from the date Participant terminates its Service as a Service Provider with the Company Group; provided further, that if the Participant violates the terms of any of the restrictions set forth in this Section 7, the Restricted Period applicable to such restriction shall automatically be extended by the period the Participant was in violation of such restriction.

8.    Acknowledgment and Enforcement of Restrictive Covenants.

(a)    Acknowledgment.

(i)    Without limiting the generality of the Participant’s agreement with the provisions of Section 7, the Participant (A) represents that the Participant is familiar with and has carefully considered the Restrictive Covenants, (B) represents that the Participant is fully aware of the Participant’s obligations hereunder, (C) agrees to the reasonableness of the length of time, scope, and geographic coverage, as applicable, of the Restrictive Covenants, (D) agrees that the Company Group currently conducts business throughout the Restricted Area, and (E) agrees that the Restrictive Covenants will continue in effect for the applicable periods set forth above regardless of whether Participant is then entitled to receive severance pay or benefits from the Company. The Participant understands that the Restrictive Covenants may limit the Participant’s ability to earn a livelihood in a business similar to the Business, but the Participant nevertheless believes that the Participant has received and will receive sufficient consideration and other benefits as a Service Provider and as otherwise provided hereunder or as described in the recitals hereto to clearly justify such restrictions which, in any event (given the Participant’s education, skills, and ability), the Participant does not believe would prevent the Participant from otherwise earning a living. The Participant agrees that the Restrictive Covenants do not confer a benefit upon the Company disproportionate to the detriment of the Participant.

(ii)    The Participant agrees and acknowledges that the Participant (A) has read and understands this Agreement, (B) is entering into it freely and voluntarily, (C) has had at least ten days to review this Agreement, (D) is freely waiving any prior notice requirements under applicable law with respect to Section 7 of this Agreement, and (E) has been advised to seek counsel prior to entering into this Agreement and has had counsel review this Agreement. The Participant further acknowledges that the Profits Interest Units constitutes fair, reasonable and mutually-agreed upon consideration in exchange for the promises contained in Section 7 of this Agreement.

(b)    Remedies for Breach of Restrictive Covenants.

(i)    The Participant acknowledges and agrees that in the event of the Participant’s actual or threatened breach of any of the Restrictive Covenants, the Company will have no adequate remedy at law. The Participant accordingly agrees that, in the event of any actual or threatened breach by the Participant of any of said covenants, the Company will be entitled to seek immediate injunctive and other equitable relief, without bond and without the necessity of showing actual monetary damages. Nothing in this Section 8(b)(i) will be construed as prohibiting the Company from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of any damages that it is able to prove. The Participant further agrees that the applicable period of time any Restrictive Covenant is in effect following the Participant’s termination of Service with the Company shall be extended by the same amount of time that the Participant is in breach of any Restrictive Covenant.

(ii)    In addition, and not in limitation of the foregoing, in the event of the Participant’s breach of any confidentiality, non-competition, non-solicitation, no-hire and/or non-disparagement obligations (including, but not limited to, the Restrictive Covenants) with a member of the Company Group (as determined by the Committee in good faith), (A) any outstanding Profits Interest Units and, to the extent that the Participant has elected to redeem such Profits Interest Units for another equity interest in the Company or another member of the Company Group, as contemplated by the Partnership Agreement (the “Converted Equity”), the Company or Partnership shall cause such outstanding Converted Equity to immediately be forfeited (even if vested), (B) neither the Participant nor any permitted transferee shall have any further rights with respect to any Profits Interest Units or Converted Equity, as applicable, and (C), the Company shall also have the right to recover from the Participant the economic value of any Distributions, including any Distributions related to Converted Equity, or any proceeds received following a change in control of a member of the Company Group or the sale of the Converted Equity.

(c)    Severability. If, at the time of enforcement of the Restrictive Covenants, a court or arbitrator holds that the Restrictive Covenants are unreasonable under the circumstances then existing, the parties agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area determined to be reasonable under the circumstances by such court or arbitrator, as applicable. The Participant covenants and agrees that the Participant will not seek to challenge the enforceability of the Restrictive Covenants against any member of the Company Group, nor will the Participant assert as a defense to any action seeking enforcement of the Restrictive Covenants (including an action seeking injunctive relief) that such provisions are not enforceable due to lack of sufficient consideration received by the Participant.

9.    Covenants, Representations and Warranties. The Participant hereby represents, warrants, covenants, acknowledges and agrees on behalf of the Participant and his or her spouse, if applicable, that:

(a)    Investment. The Participant is holding the Award for the Participant’s own account, and not for the account of any other Person. The Participant is holding the Award for investment and not with a view to distribution or resale thereof except in compliance with applicable laws regulating securities.

(b)    Status of Participant. The Participant has such knowledge, skill, and experience in business, financial, and investment matters such that the Participant is capable of evaluating the merits and risks of an investment in the Profits Interest Units and is capable of protecting his or her interest in connection with his or her investment in the Profits Interest Units. To the extent that the Participant has deemed it appropriate to do so, the Participant has retained and relied upon necessary and appropriate professional advice regarding the investment, tax, and legal merits and consequences of this Agreement and holding the Profits Interest Units. By reason of the Participant’s business and financial experience, the Participant has the capacity to protect his or her own interest in connection with his or her investment in the Profits Interest Units. The Participant represents that he or she is an “accredited investor” as that term is defined in Rule 501 of Regulation D of the Securities Act of 1933, as amended (the “Securities Act”). The Participant agrees to furnish any additional information requested to assure compliance with applicable federal securities laws and the securities laws of any state in connection with the holding of the Profits Interest Units.

(c)    Relation to Partnership. The Participant is presently a Limited Partner and Service Provider, and in such capacity has become personally familiar with the business of the Partnership.

(d)    Access to Information. The Participant has had the opportunity to ask questions of, and to receive answers from, the Partnership with respect to the terms and conditions of the transactions contemplated hereby and with respect to the business, affairs, financial conditions, and results of operations of the Partnership.

(e)    Registration. The Participant understands that the Profits Interest Units have not been registered under the Securities Act and the Profits Interest Units cannot be transferred by the Participant other than in accordance with the terms and conditions set forth in the Plan, this Agreement and the Partnership Agreement and, in any event, unless such transfer is registered under the Securities Act or an exemption from such registration is available. The Partnership has made no agreements, covenants or undertakings whatsoever to register the transfer of the Profits Interest Units under the Securities Act. The Partnership has made no representations, warranties, or covenants whatsoever as to whether any exemption from the Securities Act, including, without limitation, any exemption for limited sales in routine brokers’ transactions pursuant to Rule 144 of the Securities Act (“Rule 144”), will be available.

(f)    Public Trading. The Partnership’s securities are not presently publicly traded, and no member of the Company Group has made any representations, covenants or agreements as to whether there will be a public market for any of its securities.

(g)    Tax Advice. No member of the Company Group has made any warranties or representations to the Participant with respect to the income tax consequences of the issuance of the Profits Interest Units or the transactions contemplated by this Agreement (including, without limitation, with respect to the decision of whether to make an election under Section 83(b) of the Code), and the Participant is in no manner relying on the Partnership or its representatives for an assessment of such tax consequences. The Participant is advised to consult with his or her own tax advisor with respect to such tax consequences and his or her ownership of the Profits Interest Units.

10.    Capital Account. The Participant shall make no contribution of capital to the Partnership in connection with the Award and, as a result, the Participant’s Capital Account balance in the Partnership immediately after its receipt of the Profits Interest Units shall be equal to zero, unless the Participant was a Partner in the Partnership prior to such issuance, in which case the Participant’s Capital Account balance shall not be increased as a result of its receipt of the Profits Interest Units.

11.    Redemption Rights. Notwithstanding the contrary terms in the Partnership Agreement, Partnership Units which are acquired upon the conversion of the Profits Interest Units shall not, without the consent of the Partnership (which may be given or withheld in its sole discretion), be redeemed pursuant to Section 8.6 of the Partnership Agreement within three years of the date of the issuance of such Profits Interest Units.

12.    Section 83(b) Election. The Participant covenants that the Participant shall make a timely election under Section 83(b) of the Code (and any comparable election in the state of the Participant’s residence) with respect to the Profits Interest Units covered by the Award, and the Partnership hereby consents to the making of such election(s). In connection with such election, the Participant and the Participant’s spouse, if applicable, shall promptly provide a copy of such election to the Partnership. Instructions for completing an election under Section 83(b) of the Code and a form of election under Section 83(b) of the Code are attached hereto as Exhibit C. The Participant furthers covenants that, in connection with the Participant’s contribution of the Profits Interest Units granted hereunder to Management Holdings, the Participant shall execute a separate election under Code Section 83(b) (and any comparable election in the state of the Participant’s residence) (which shall be attached to the Management Holdings Contribution Agreement), concurrent with or within thirty (30) days following the execution thereof, and shall promptly provide a copy of such election to the Partnership. The Participant represents that the Participant has consulted any tax consultant(s) that the Participant deems advisable in connection with the filing of an election under Section 83(b) of the Code and similar state tax provisions. The Participant acknowledges that it is the Participant’s sole responsibility and not the responsibility of the Company Group to timely file an election under Section 83(b) of the Code (and any comparable state election), even if the Participant requests that the Company Group or any representative of the Company Group make such filing on the Participant’s behalf. The Participant should consult his or her tax advisor to determine if there is a comparable election to file in the state of his or her residence.

13.    Ownership Information. The Participant hereby covenants that so long as the Participant holds any Profits Interest Units, at the request of the Partnership, the Participant shall disclose to the Partnership in writing such information relating to the Participant’s ownership of the Profits Interest Units as the Partnership reasonably believes to be necessary or desirable to ascertain in order to comply with the Code or the requirements of any other appropriate taxing authority.

14.    Taxes. The Partnership and the Participant intend that (i) the Profits Interest Units be treated as “profits interests” within the meaning of the Code, the Treasury Regulations promulgated thereunder and any published guidance by the Internal Revenue Service with respect thereto, including, without limitation, Internal Revenue Service Revenue Procedure 93-27, 1993-2 C.B. 343, as clarified by Internal Revenue Service Revenue Procedure 2001-43, 2001-2 C.B. 191, (ii) the issuance of such interests not be a taxable event to the Partnership or the Participant as provided in such authorities, and (iii) the Partnership Agreement, the Plan and this Agreement be interpreted consistently with such intent. In furtherance of such intent, effective immediately prior to the issuance of the Profits Interest Units, the Partnership will cause the “Carrying Value” (as defined in the Partnership Agreement) of all Partnership assets to be adjusted to equal their respective gross fair market values (determined in accordance with the methodologies and principles set forth in the definition of “704(c) Value” contained in the Partnership Agreement), and make the resulting adjustments to the “Capital Accounts” (as defined in the Partnership Agreement) of the Partners, in each case as set forth in the Partnership Agreement. The Partnership may withhold from the Participant’s wages, or require the Participant to pay to the Partnership, any applicable withholding or employment taxes resulting from the issuance of the Award hereunder, from the vesting or lapse of any restrictions imposed on the Award, or from the ownership or disposition of the Profits Interest Units.

15.    Remedies. The Participant shall be liable to the Partnership for all costs and damages, including incidental and consequential damages, resulting from a disposition of the Award which is in violation of the provisions of this Agreement. Without limiting the generality of the foregoing, the Participant agrees that the Partnership shall be entitled to obtain specific performance of the obligations of the Participant under this Agreement and immediate injunctive relief in the event any action or proceeding is brought in equity to enforce the same. The Participant will not use as a defense that there is an adequate remedy at law.

16.    Restrictive Legends. Certificates evidencing the Award, to the extent such certificates are issued, may bear such restrictive legends as the Partnership and/or the Partnership’s counsel may deem necessary or advisable under applicable law or pursuant to this Agreement, including, without limitation, the following legends or any legends substantially similar thereto:

“The offering and sale of the securities represented hereby have not been registered under the Securities Act of 1933, as amended (the “Securities Act”). Any transfer of such securities will be invalid unless a Registration Statement under the Securities Act is in effect as to such transfer or in the opinion of counsel for the Partnership such registration is unnecessary in order for such transfer to comply with the Securities Act.”

“The securities represented hereby are subject to forfeiture, transferability and other restrictions as set forth in (i) a written agreement with the Partnership, (ii) the VineBrook Homes Trust, Inc. 2023 Long Term Incentive Plan and (iii) the Third Amended and Restated Limited Partnership Agreement of VineBrook Homes Operating Partnership, L.P., in each case, as has been and as may in the future be amended (or amended and restated) from time to time, and such securities may not be sold or otherwise transferred except pursuant to the provisions of such documents.”

17.    Restrictions on Public Sale by the Participant. To the extent not inconsistent with applicable law, the Participant agrees not to effect any sale or distribution of the Profits Interest Units or any similar security of the Company or the Partnership, or any securities convertible into or exchangeable or exercisable for such securities, including a sale pursuant to Rule 144, during the 14 days prior to, and for up to 180 days after, the date of the pricing of any public or private debt or equity securities offering by the Company or the Partnership (except as part of such offering), if and to the extent requested in writing by the Partnership or the Company in the case of a non-underwritten public or private offering or if and to the extent requested in writing by the managing underwriter or underwriters (or initial purchaser or initial purchasers, as the case may be) and consented to by the Partnership or the Company, which consent may be given or withheld in the Partnership’s or the Company’s sole and absolute discretion, in the case of an underwritten public or private offering (such agreement to be in the form of lock-up agreement provided by the Company, the Partnership, managing underwriter or underwriters, as the case may be).

18.    Conformity to Securities Laws. The Participant acknowledges that the Partnership Agreement, this Agreement, the Management Holdings Contribution Agreement and the Plan are intended to conform to the extent necessary with all provisions of all applicable federal and state laws, rules and regulations (including, but not limited to the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any and all regulations and rules promulgated by the Securities and Exchange Commission thereunder) and agrees to obtain such approvals by any listing, regulatory or other governmental authority as may, in the opinion of counsel for the Partnership or the Company, be necessary or advisable in connection therewith. Notwithstanding anything herein to the contrary, the Plan shall be administered, and the Award of Profits Interest Units is made, only in such a manner as to conform to such laws, rules and regulations. To the extent permitted by applicable law (as determined in the sole discretion of the Board of Directors), the Partnership Agreement, Plan, this Agreement, Management Holdings Contribution Agreement and the Award shall be deemed amended to the extent necessary to conform to such laws, rules and regulations.

19.    Code Section 409A. To the extent applicable, this Agreement shall be interpreted in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the effective date of this Agreement. Notwithstanding any provision of this Agreement to the contrary, in the event that following the effective date of this Agreement, the Partnership determines that the Award may be subject to Section 409A of the Code and related Department of Treasury guidance (including such Department of Treasury guidance as may be issued after the effective date of this Agreement), the Partnership may adopt such amendments to this Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Partnership determines are necessary or appropriate to (a) exempt the Award from Section 409A of the Code and/or preserve the intended tax treatment of the benefits provided with respect to the Award, or (b) comply with the requirements of Section 409A of the Code and related Department of Treasury guidance; provided, however, that this Section 19 shall not create any obligation on the part of the Partnership or any Subsidiary to adopt any such amendment, policy or procedure or take any such other action. In no event shall the Company, the Partnership or any Subsidiary be liable for any tax, interest or penalty imposed on the Participant under Section 409A of the Code or any damages for failing to comply with Section 409A of the Code.

20.    No Right to Continued Service. Nothing in this Agreement shall confer upon the Participant any right to continue as a Service Provider of the Company Group, or shall interfere with or restrict in any way the rights of the Company Group, which rights are hereby expressly reserved, to discharge the Participant at any time for any reason whatsoever, with or without cause, subject to the terms and conditions of the Severance Agreement.

21.    Miscellaneous.

(a)    Incorporation of the Plan. This Agreement is made under and subject to and governed by all of the terms and conditions of the Plan. In the event of any discrepancy or inconsistency between this Agreement and the Plan, the terms and conditions of this Agreement shall control. By signing this Agreement, the Participant confirms that he or she has received a copy of the Plan and has had an opportunity to review the contents thereof.

(b)    Clawback. This Award shall be subject to any clawback or recoupment policy currently in effect or as may be adopted by the Company Group (or a member thereof) applicable to the Participant, in each case, as may be amended from time to time.

(c)    Successors and Assigns. Subject to the limitations set forth in this Agreement, this Agreement shall be binding upon, and inure to the benefit of, the executors, administrators, heirs, legal representatives, successors and assigns of the parties hereto, including, without limitation, any business entity that succeeds to the business of the Partnership.

(d)    Entire Agreement; Amendments and Waivers. This Agreement, together with the Partnership Agreement, the Management Holdings LLC Agreement, the Management Holdings Contribution Agreement, the Severance Agreement, and the Plan, constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties; provided that nothing herein shall supersede any other restrictive covenant agreement to which the Participant is party to. In the event that the provisions of such other agreements or letters conflict or are inconsistent with the provisions of this Agreement, the provisions of this Agreement shall control. Except as set forth in Section 19 above, this Agreement may not be amended except in an instrument in writing signed on behalf of each of the parties hereto and approved by the Committee. No amendment, supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

(e)    Survival of Representations and Warranties. The representations, warranties and covenants contained in Section 7 hereof shall survive the later of the date of execution and delivery of this Agreement or the issuance of the Award.

(f)    Severability. If for any reason one or more of the provisions contained in this Agreement or in any other instrument referred to herein, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, then to the maximum extent permitted by law, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such instrument.

(g)    Titles. The titles, captions or headings of the Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

(h)    Counterparts. This Agreement may be executed in any number of counterparts, any of which may be executed and transmitted by facsimile or email, and each of which shall be deemed to be an original, but all of which together shall be deemed to be one and the same instrument.

(i)    Governing Law. This Agreement shall be governed by and construed in accordance with the internal substantive laws of the State of Delaware.

(j)    Notices. Any notice to be given by the Participant under the terms of this Agreement shall be addressed to Brian Mitts at the Partnership’s address set forth in Exhibit A attached hereto. Any notice to be given to the Participant shall be addressed to him or her at the Participant’s then current address on the books and records of the Partnership. By a notice given pursuant to this Section 19(j), either party may hereafter designate a different address for notices to be given to such party. Any notice which is required to be given to the Participant shall, if the Participant is then deceased, be given to the Participant’s personal representative if such representative has previously informed the Partnership of his or her status and address by written notice under this Section 19(j) (and the Partnership shall be entitled to rely on any such notice provided to it that it in good faith believes to be true and correct, with no duty of inquiry). Any notice required or permitted hereunder shall be given in writing and shall be deemed effectively given upon personal delivery or upon deposit in the United States mail by certified mail, with postage and fees prepaid, addressed as set forth above or upon confirmation of delivery by a nationally recognized overnight delivery service.

(k)    Spousal Consent. As a condition to the Company Group’s obligations under this Agreement, the spouse of the Participant, if any, shall execute and deliver to the Partnership the Consent of Spouse attached hereto as Exhibit D.

(l)    Fractional Units. For purposes of this Agreement, any fractional Profits Interest Units that vest or become entitled to distributions pursuant to the Partnership Agreement will be rounded down to the nearest whole Profits Interest Unit, as determined by the Partnership; provided, however, that in no event shall such rounding cause the aggregate number of Profits Interest Units that vest or become entitled to such distributions to exceed the total number of Profits Interest Units set forth in Section 1(a) of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

VINEBROOK HOMES OPERATING PARTNERSHIP, L.P.

By:
Name:	Brian Mitts
Title:	Authorized Signatory

VINEBROOK MANAGEMENT HOLDINGS, LLC

By:
Name:	Brian Mitts
Title:	Chief Financial Officer,
Treasurer and Assistant Secretary

The Participant hereby accepts and agrees to be bound by all of the terms and conditions of this Agreement.

________________________
[Ryan McGarry / Dana Sprong]

[Signature Page to Profits Interest Units Agreement]

Exhibit A

Vesting Schedule and Notice Address

Vesting Schedule

Partnership Address

300 Crescent Court

Suite 700

Dallas, Texas 75201

Exhibit B

Excluded Work Product

I have no inventions.

The following is a complete list of all Work Product relative to the subject matter of my employment with the
Company that have been created by me, alone or jointly with others, prior to the Effective Date, which might relate to the Company Group’s present business:

Additional sheets attached.

Participant:	Date:

EXHIBIT C

FORM OF SECTION 83(B) ELECTION AND INSTRUCTIONS

These instructions are provided to assist you if you choose to make an election under Section 83(b) of the Internal Revenue Code, as amended, with respect to the Profits Interest Units of VineBrook Homes Operating Partnership, L.P. transferred to you. Please consult with your personal tax advisor as to whether an election of this nature will be in your best interest in light of your personal tax situation.

The executed original of the Section 83(b) election must be filed with the Internal Revenue Service not later than 30 days after the grant date. PLEASE NOTE: There is no remedy for failure to file on time. Follow the steps outlined below to ensure that the election is mailed and filed correctly and in a timely manner. ALSO, PLEASE NOTE: If you make the Section 83(b) election, the election is irrevocable.

Complete all of the Section 83(b) election steps below:

1.	Complete the Section 83(b) election form (sample form next page) and make three (3) copies of the signed election form. (Your spouse, if any, should also sign the Section 83(b) election form.)

2.	Prepare a cover letter to the Internal Revenue Service (sample letter included, following election form).

3.

Send the cover letter with the originally executed Section 83(b) election form and one (1) copy via certified mail, return receipt requested to the Internal Revenue Service at the address of the Internal Revenue Service where you file your personal tax returns.

It is advisable that you have the package date-stamped at the post office. The post office will provide you with a white certified receipt that includes a dated postmark. Enclose a self-addressed, stamped envelope so that the Internal Revenue Service may return a date-stamped copy to you. However, your postmarked receipt is your proof of having timely filed the Section 83(b) election if you do not receive confirmation from the Internal Revenue Service.

4.	One (1) copy must be sent to VineBrook Homes Operating Partnership, L.P. for its records.

5.	Retain the Internal Revenue Service file stamped copy (when returned) for your records.

Please consult your personal tax advisor for the address of the office of the Internal Revenue Service to which you should mail your election form.

ELECTION PURSUANT TO SECTION 83(B) OF THE INTERNAL REVENUE CODE

The undersigned hereby elects pursuant to Section 83(b) of the Internal Revenue Code of 1986, as amended, to include in the undersigned’s gross income for the taxable year in which the property was transferred the excess (if any) of the fair market value of the property described below, over the amount the undersigned paid for such property, if any, and supplies herewith the following information in accordance with the Treasury regulations promulgated under Section 83(b):

1.	The name, address and taxpayer identification (social security) number of the undersigned, and the taxable year for which this election is being made, are:

NAME:		NAME
	[Name of Taxpayer]		[Name of Spouse or N/A]
SSN:		SSN:
	[Taxpayer SSN]		[Spouse SSN]
ADDRESS:

TAXABLE YEAR: The taxable year with respect to which this election is made is the calendar year in which the property was transferred.

2.

The property with respect to which the election is made consists of ______________ Profits Interest Units (the “Units”) of VineBrook Homes Operating Partnership, L.P. (the “Partnership”), representing an interest in the future profits, losses and distributions of the Partnership.

3.	The date on which the above property was transferred to the undersigned was________, 20__.

4.

The above property is subject to the following restrictions: The Units are subject to cancellation and forfeiture to the extent unvested upon a termination of service with the Partnership under certain circumstances. These restrictions lapse upon the satisfaction of certain conditions as set forth in an agreement between the taxpayer, the Partnership, and VineBrook Management Holdings, LLC . In addition, the Units are subject to certain transfer restrictions pursuant to such agreement and the Amended and Restated Agreement of Limited Partnership of VineBrook Homes Operating Partnership, L.P., as amended (or amended and restated) from time to time, should the taxpayer wish to transfer the Units.

5.	The fair market value of the above property at the time of transfer (determined without regard to any restrictions other than those which by their terms will never lapse) was $0.

6.	The amount paid for the above property by the undersigned was $0.

7.

The undersigned taxpayer will file this election with the Internal Revenue Service office with which taxpayer files his or her annual income tax return not later than 30 days after the date of transfer of the property. A copy of this election will be furnished to the person for whom the services were performed. The undersigned is the person performing the services in connection with which the property was transferred.

Date:
[Name]

The undersigned spouse of the taxpayer joins in this election. (Complete if applicable.)

Date:
[Spouse Name]

VIA CERTIFIED MAIL

RETURN RECEIPT REQUESTED

Internal Revenue Service

______________________________________

[Address where taxpayer files returns]

Re: Election under Section 83(b) of the Internal Revenue Code of 1986

Taxpayer:
Taxpayer’s Social Security Number:
Taxpayer’s Spouse:
Taxpayer’s Spouse’s Social Security Number:

Ladies and Gentlemen:

Enclosed please find an original and one copy of an Election under Section 83(b) of the Internal Revenue Code of 1986, as amended, being made by the taxpayer referenced above. Please acknowledge receipt of the enclosed materials by stamping the enclosed copy of the Election and returning it to me in the self-addressed stamped envelope provided herewith.

Very truly yours,

___________________________________

Enclosures

cc: VineBrook Homes Operating Partnership, L.P.

EXHIBIT D

CONSENT OF SPOUSE

I, ____________________, spouse of                         , have read and approve the foregoing Profits Interest Unit Agreement (the “Agreement”) and all exhibits thereto, the Partnership Agreement and the Plan (each as defined in the Agreement). In consideration of the granting to my spouse of the Profits Interest Units of VineBrook Homes Operating Partnership, L.P. (the “Partnership”) as set forth in the Agreement, I hereby appoint my spouse as my attorney-in-fact in respect to the exercise of any rights and taking of all actions under the Agreement and all exhibits thereto and agree to be bound by the provisions of the Agreement and all exhibits thereto insofar as I may have any rights in said Agreement or any exhibits thereto or any securities issued pursuant thereto under the community property laws or similar laws relating to marital property in effect in the state of our residence as of the date of the signing of the foregoing Agreement and exhibits thereto or otherwise. I understand that this Consent of Spouse may not be altered, amended, modified or revoked other than by a writing signed by me, the Partnership and VineBrook Homes Trust, Inc.

Grant Date:

By:
Print name:
Dated:

If applicable, you must print, complete and return this Consent of Spouse with the executed Agreement. Please only print and return this page.